CitiFirst
OPPORTUNITY

NOTES | DEPOSITS | CERTIFICATES

Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Due October      , 2014

Citigroup Funding Inc.
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
Medium-Term Notes, Series D

PRELIMINARY PRICING SUPPLEMENT
No. 2012-MTNDG0305
(Related to Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

October 16, 2012

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and
Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 16, 2012

Citigroup Funding Inc.	October , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG0305 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Due October    , 2014
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “shares”) from their initial share price to their final share price.

▪
The securities offer a fixed positive return at maturity if the shares appreciate at all from their initial share price to their final share price, regardless of the extent of that appreciation.  In exchange, investors in the securities must be willing to forgo (i) any appreciation of the shares in excess of the fixed positive return at maturity and (ii) any dividends that may be paid on the shares.  Investors must also be willing to accept full downside exposure to the shares. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of your securities for every 1% of that decline.  You may lose up to all of your investment in the securities.

▪
In order to obtain the modified exposure to the shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations.

KEY TERMS
Shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF” or “underlying share issuer”) (NYSE Arca symbol: “IYR”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	October , 2012 (expected to be October 25, 2012)
Issue date:	October , 2012 (three business days after the pricing date)
Valuation date:	October , 2014 (expected to be October 27, 2014), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	October , 2014 (expected to be October 30, 2014)
Payment at maturity:
For each $1,000 security you hold at maturity:
▪      If the final share price is greater than or equal to the initial share price:
$1,000 + the fixed return amount
▪      If the final share price is less than the initial share price:
$1,000 × the share performance factor
If the final share price declines from the initial share price, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	, the closing price of the shares on the pricing date
Final share price:	The closing price of the shares on the valuation date
Fixed return amount:
$200 to $240 per security (20% to 24% of the stated principal amount).  The actual fixed return amount will be determined on the pricing date.  You will receive the fixed return amount only if the final share price is greater than or equal to the initial share price.

Share performance factor:	final share price / initial share price
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0ZD4 / US1730T0ZD44
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer(1)
Per security:	$1,000.00	$22.50	$977.50
Total:	$	$	$
(1) The underwriting fee is variable but will not exceed $22.50 per security.  The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Funding Inc., assuming the maximum per security underwriting fee.  For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-01 dated May 21, 2012	Underlying Supplement No. 1 dated May 23, 2012
Prospectus Supplement and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Due October , 2014

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events, including market disruption events and other events affecting the shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the shares that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

The initial share price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.  Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.

Potential Future Events.  It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the securities, as required by the indenture under which the securities are issued.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.  The diagram and examples below are based on a hypothetical fixed return amount of $220 per security (22% of the stated principal amount).

Investors in the securities will not receive any dividends on the shares or the stocks included in or held by the ETF.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive any dividends paid on, and will have no voting or other rights with respect to, the shares or the stocks held by the ETF” below.

Digital Securities Payment at Maturity Diagram

October 2012	PS-2

Citigroup Funding Inc.
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Due October , 2014

Your actual payment at maturity per security will depend on the actual fixed return amount, which will be determined on the pricing date, the actual initial share price and the actual final share price.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and, if less, how much less.  The examples are based on a hypothetical initial share price of $65.00.

Example 1—Upside Scenario A.  The hypothetical final share price is $71.50 (a 10% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by less than the hypothetical fixed return of 22%.

Payment at maturity per security	=	$1,000 + the fixed return amount
	=	$1,000 + $220
	=	$1,220

Because the shares appreciated from their hypothetical initial share price to their hypothetical final share price, your total return on the securities at maturity would equal the hypothetical fixed return of 22%.

Example 2—Upside Scenario B.  The hypothetical final share price is $84.50 (a 30% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by more than the hypothetical fixed return of 22%.

Payment at maturity per security	=	$1,000 + the fixed return amount
	=	$1,000 + $220
	=	$1,220

Because the shares appreciated from their hypothetical initial share price to their hypothetical final share price, your total return on the securities at maturity would equal the hypothetical fixed return of 22%.  In this scenario, however, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the shares.

Example 3—Downside Scenario.  The hypothetical final share price is $32.50 (a 50% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price.

Payment at maturity per security	=	$1,000 × the share performance factor
	=	$1,000 × 0.50
	=	$500

Because the hypothetical final share price decreased from the hypothetical initial share price, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the shares.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the shares contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the shares.  If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of the securities for every 1% the final share price declines from the initial share price.  There is no minimum payment at maturity on the securities.

October 2012	PS-3

Citigroup Funding Inc.
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Due October , 2014

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The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

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Your potential return on the securities is limited.  Your potential total return on the securities at maturity is limited to the fixed return amount of $200 to $240 per security, which is 20% to 24% of the stated principal amount.  The actual fixed return amount will be determined on the pricing date.  If the shares appreciate by more than 20% to 24%, the securities will underperform a direct investment in the shares.  When any dividends paid on the shares are taken into account, the securities may underperform a direct investment in the shares even if the shares appreciate by less than 20% to 24%, because holders of the securities will not receive those dividends.

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The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive any payments that become due under the securities.

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The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

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Your payment at maturity depends on the closing price of the shares on a single day.  Because your payment at maturity depends on the closing price of the shares solely on the valuation date, you are subject to the risk that the closing price on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested directly in the shares or in another instrument linked to the shares that you could sell for full value at a time selected by you, or if the securities were based on an average of closing prices of the shares, you might have achieved better returns.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the shares and the stocks held by the ETF, interest rates generally, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
You will not receive any dividends paid on, and will have no voting or other rights with respect to, the shares or the stocks held by the ETF.  As of October 15, 2012, the trailing 12-month dividend yield of the shares was 3.23%.  While it is impossible to know the future dividend yield of the shares, if this dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of 6.46% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the shares or in another investment linked to the shares that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

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Risks associated with the real estate industry will affect the price of the shares.  The ETF invests in companies that invest in real estate, primarily real estate investment trusts (REITs) or real estate holding companies, which will expose the securities to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated. The real estate industry is cyclical, highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.  The United States real estate market has in recent years suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Any of the risks mentioned above could adversely affect the value of the securities.

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Risks associated with Real Estate Investment Trusts will affect the price of the shares.  The ETF invests in REITs, which invest primarily in income-producing real estate or real-estate-related loans or interests.  Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate.  In addition, some REITs have

October 2012	PS-4

Citigroup Funding Inc.
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Due October , 2014

relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs.  Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects.  Any of the risks mentioned above could adversely affect the value of the securities.

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The value of the securities and the price of the shares will not directly correlate to residential housing prices.  Residential housing prices in specific regions or residential housing prices in general may affect the prices of the stocks held by the ETF, but the price of the shares are not directly linked to movements of residential housing prices and may be affected by factors unrelated to such movements.

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Our offering of the securities is not a recommendation of the shares.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the shares is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the shares or the stocks held by the ETF or in instruments related to the shares or the stocks held by the ETF, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the shares.  These and other activities of our affiliates may adversely affect the price of the shares and may have a negative impact on your interests as a holder of the securities.

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The price of the shares may be adversely affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the shares or stocks held by the ETF or in instruments related to the shares or such stocks.  Our affiliates also trade the shares, the stocks held by the ETF and other financial instruments related to the shares and such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could negatively affect the price of the shares and the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

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An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the price of the shares.  For example, we will not make any adjustment for ordinary dividends.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the shares would not.

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The securities may become linked to shares representing an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the shares.  For example, if the underlying share issuer enters into a merger agreement that provides for holders of the shares to receive shares of another entity, the shares of such other entity will become the successor shares for all purposes of the securities upon consummation of the merger.  Additionally, if the shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the successor shares.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the shares, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

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The price of the shares may not completely track the performance of the Dow Jones U.S. Real Estate Index. The price of the shares will reflect transaction costs and fees of the ETF that are not included in the calculation of the Dow Jones U.S. Real Estate Index.  In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the Dow Jones U.S. Real Estate Index.

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Changes made by the investment adviser to the underlying share issuer or by the sponsor of the Dow Jones U.S. Real Estate Index could adversely affect the value of the securities.  We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the Dow Jones U.S. Real Estate Index.  Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the Dow Jones U.S. Real Estate Index.  Such changes could be made at any time and could adversely affect the performance of the shares.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of

October 2012	PS-5

Citigroup Funding Inc.
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Due October , 2014

the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Shares

The iShares® Dow Jones U.S. Real Estate Index Fund (the “underlying share issuer”) is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S equity market, as measured by the Dow Jones U.S. Real Estate Index (the “underlying index”).  The underlying share issuer is maintained and managed by iShares®, Inc. and BlackRock Fund Advisors is currently the investment adviser to the underlying share issuer.  The underlying share issuer is registered with the SEC as part of the iShares® Trust.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333 92935 and 811 09729, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  The shares trade on the NYSE Arca under the ticker symbol “IYR.”

Please refer to the sections “Risk Factors” and “Fund Descriptions— iShares® Dow Jones U.S. Real Estate Index Fund” in the accompanying underlying supplement for important disclosures regarding the shares, including certain risks that are associated with an investment linked to the shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the shares or other securities of the underlying share issuer or any of the shares included in the underlying index.  We have derived all disclosures contained in this pricing supplement regarding the shares and the underlying share issuer from publicly available documents.  In connection with the offering of the securities, none of Citigroup Funding Inc., Citigroup Inc. or Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the issuer of any of the shares included in the underlying index.

The securities represent obligations of Citigroup Funding Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares.

Historical Information

The graph below shows the closing price of the shares for each day such price was available from January 3, 2007 to October 15, 2012.  The table that follows shows the high and low closing prices of, and dividends paid on, the shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the shares as an indication of future performance.

iShares® Dow Jones U.S. Real Estate Index Fund January 3, 2007 to October 15, 2012

October 2012	PS-6

Citigroup Funding Inc.
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Due October , 2014

iShares® Dow Jones U.S. Real Estate Index Fund	High	Low	Dividends
2007
First Quarter	$94.71	$82.34	$0.67747
Second Quarter	$87.77	$76.86	$0.74620
Third Quarter	$80.25	$67.79	$0.68828
Fourth Quarter	$80.85	$65.00	$0.78086
2008
First Quarter	$68.22	$59.02	$0.74981
Second Quarter	$71.65	$60.95	$0.63616
Third Quarter	$67.20	$56.34	$0.78000
Fourth Quarter	$61.17	$25.40	$0.91000
2009
First Quarter	$37.26	$22.21	$0.57262
Second Quarter	$35.55	$25.30	$0.46744
Third Quarter	$45.04	$29.88	$0.39074
Fourth Quarter	$47.44	$39.63	$0.50118
2010
First Quarter	$50.83	$42.45	$0.48891
Second Quarter	$54.66	$46.95	$0.42823
Third Quarter	$55.21	$45.32	$0.46380
Fourth Quarter	$57.62	$52.71	$0.59160
2011
First Quarter	$60.58	$55.59	$0.50347
Second Quarter	$62.80	$58.17	$0.53569
Third Quarter	$62.92	$49.14	$0.54943
Fourth Quarter	$58.00	$48.19	$0.58691
2012
First Quarter	$62.57	$56.52	$0.53317
Second Quarter	$64.47	$59.25	$0.55051
Third Quarter	$67.80	$64.07	$0.52332
Fourth Quarter (through October 15, 2012)	$64.69	$63.73	n/a

The closing price of the shares on October 15, 2012 was $64.36.  We make no representation as to the amount of dividends that may be paid on the shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends that may be payable on the shares.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

October 2012	PS-7

Citigroup Funding Inc.
Digital Securities Based on Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Due October , 2014

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $22.50 for each $1,000 security sold in this offering.  The actual underwriting fee will be equal to $22.50 for each $1,000 security sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $22.50 for each $1,000 security they sell. Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $22.50 for each $1,000 security they sell. Citigroup Global Markets Inc. will pay the registered representatives of Citigroup Global Markets Inc. a fixed sales commission of $22.50 for each $1,000 security they sell.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

October 2012	PS-8